EXHIBIT 99.12





                                              Page 61 of 80 Pages

                        JOHN B. ANDERSON
                          P.O. Box 1410
                         Davis, CA 95617


                         March 28, 1997


R. Michael Flick
Credit Specialist
Federal Deposit Insurance Corporation
P. O. Box 9349
Newport Beach, CA 92658

          Re:  Shares of Cedar Development Co.

Dear Mr. Flick:

          We are in receipt of your letter dated March 18, 1997, asserting a right to vote the shares of Cedar Development Co., owned by John and Edith Anderson ("Cedar Shares"). We disagree with your contention that the FDIC holds the right to assert voting control over the Cedar Shares. We will continue to conduct our business, including our ownership of the Cedar Shares, as we deem appropriate under the circumstances.

          Please understand that the FDIC will be liable for any damages should you wrongfully attempt to exercise the voting rights to the Cedar Shares.

                              Very truly yours,

                              /s/ John B. Anderson

                              John B. Anderson, President

cc:  Kummer Kaempfer Bonner & Renshaw
       Attn:   Michael Bonner

     Calfee & Young, PC
       Attn:   Kent N. Calfee

                                              Page 62 of 80 Pages